REPORT OF SHAREHOLDER MEETING Unaudited
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
On August 17, 2005, a shareholder meeting of the Oppenheimer AMT-Free Municipals was held at which the eleven Trustees identified below were elected (Proposal No. 1). The meeting on August 17, 2005 was adjourned until September 16, 2005 for Proposal 2. At the meeting on September 16, 2005, the sub-proposals in (Proposal No. 2) were approved as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

--------------------------------------------------------------------------------
PROPOSAL NO. 1

NOMINEE                                 FOR         WITHHELD              TOTAL
-------------------------------------------------------------------------------
TRUSTEES
Matthew P. Fink              42,747,335.306      759,959.875     43,507,295.181
Robert G. Galli              42,694,667.769      812,627.412     43,507,295.181
Phillip A. Griffiths         42,768,068.560      739,226.621     43,507,295.181
Mary F. Miller               42,746,686.090      760,609.091     43,507,295.181
Joel W. Motley               42,771,579.178      735,716.003     43,507,295.181
John V. Murphy               42,739,613.064      767,682.117     43,507,295.181
Kenneth A. Randall           42,644,992.467      862,302.714     43,507,295.181
Russell S. Reynolds, Jr.     42,692,648.787      814,646.394     43,507,295.181
Joseph M. Wikler             42,789,544.559      717,750.622     43,507,295.181
Peter I. Wold                42,787,876.259      719,418.922     43,507,295.181
Clayton K. Yeutter           42,641,055.742      866,239.439     43,507,295.181

--------------------------------------------------------------------------------
PROPOSAL NO. 2

                                                                            BROKER
FOR                           AGAINST                ABSTAIN              NON-VOTE               TOTAL
------------------------------------------------------------------------------------------------------
2L: Proposal to change the policy on Senior Securities
29,684,394.719            866,833.502          1,444,924.888        10,711,391.000      42,707,544.109
2O: Proposal to eliminate the policy on Investment Percentage Restrictions
29,472,984.754          1,122,382.235          1,400,786.120        10,711,391.000      42,707,544.109